EXHIBIT 11



                                      THE BEAR STEARNS COMPANIES INC.
                                    STATEMENT RE COMPUTATION OF PER SHARE
                                                 EARNINGS



                                        Fiscal Year  Fiscal Year  Fiscal Year
                                           Ended        Ended        Ended
                                          June 30,     June 30,     June 30,
                                            1999         1998         1997
                                   =============================================
                                          (In thousands, except share data)

Weighted average common and
    common equivalent shares
    outstanding(1):

Average Common Stock outstanding          125,515      126,479      126,983

Average Common Stock equivalents:
    Common Stock issuable assuming
     conversion of CAP units               31,635       31,568       27,798

    Common Stock issuable under
     employee benefit plans                   453          483          459
                                   =============================================

Total weighted average common and
     common equivalent shares
     outstanding                          157,603      158,530      155,240
                                   =============================================
Net income                              $ 673,048    $ 660,429    $ 613,330

    Preferred Stock dividend
     requirements                         (39,430)     (31,012)     (23,833)

    Income adjustment (net of tax)
     applicable to deferred
     compensation arrans                   71,728       64,951       31,800

                                   ---------------------------------------------
Adjusted net income                     $ 705,346    $ 694,368    $ 621,297
                                   =============================================

Earnings per share(1)                   $    4.48    $    4.38    $    4.00
                                   =============================================



(1) For the fiscal years ended June 30, 1999 and June 30, 1998, adjusted for the 5% stock dividend declared on January 20, 1999